EXHIBIT 3.3

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
SMG INDIUM RESOURCES, LTD.

SMG Indium Resources, Ltd., a corporation organized and existing under the General Corporation Law (“GCL”) of the State of Delaware, DOES HEREBY CERTIFY:

1.	The name of the corporation is (hereinafter called the “Corporation”) is SMG Indium Resources, Ltd.

2.	The certificate of incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

FOURTH: The total number of shares of the capital stock which the Corporation shall have authority to issue is Eight Million (8,000,000), of which Two Million (2,000,000) shares shall be Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), and Five Million (5,000,000) shares shall be Common Stock, par value $.001 per share (the “Common Stock”), and One Million (1,000,000) shares shall be Preferred Stock, par value $.001 per share (the “Preferred Stock”).  The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote.

The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL, provided without approval of a majority of the voting power to he Class A Common Stock, voting as a separate class, the Board of Directors shall not be authorized to issue, redeem or retire any shares of Preferred Stock, for so long as any Class A Common Stock is outstanding.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

A statement of the designations of Class A Common Stock and Common Stock and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

A.	Class A Common Stock.

(1)           Dividends.  The holders of the Class A Common Stock shall be entitled to receive, share for share with the holders of the Common Stock, such dividends, if and when declared from time to time by the Board of Directors.  In the event that such dividend is paid in the form of shares of the Corporation, the holders of Class A Common Stock shall receive Class A Common Stock.

(2)           Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, all the assets of the Corporation of whatever kind available for distribution shall be distributed as follows:

(A)	First, to the Preferred Stock in accordance with such designations, if any;
(B)	Second, to the Class A Common Stock holders up to an amount equal to such Class A Common Stock holders pro rata portion of their initial investment in the Class A Common Stock;
(C)	Third, to the Manager up to $265,000; and
(D)	Fourth, the remainder of the assets shall be distributed as follows:
a.	20% to the Manager and
b.	80% to the Class A Common Stock holders.

(3)           Voting.  Holders of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of stockholders of the Corporation.  Except as otherwise provided by the GCL or in any Preferred Stock Designation, the holders of Class A Common Stock, together with the holders of the Common Stock shall exclusively possess all voting power and shall at all times vote on all matters (including, without limitation, the election of directors).

(4)	Automatic Conversion of Class A Common Stock.

a.
Triggering Events.   Upon the completion of an initial public offering of Corporation’s securities, pursuant to which the Corporation files a registration statement with the Securities and Exchange Commission and raises a minimum amount of $5,000,000 of gross proceeds in a public offering (the “IPO”) and thereupon becomes subject to the periodic and other reporting obligations of the SEC (the “Mandatory Conversion Time”), (a) all outstanding shares of Class A Common Stock shall automatically be converted into shares of Common Stock pursuant to the IPO Conversion Ratio in A(4)(b), and (b) such Class A Common Stock may not be reissued by the Corporation.

b.
IPO Conversion Ratio.  The Class A Common Stock are subject to an automatic conversion upon the closing of an IPO.  Upon the closing of an IPO, the Class A Common Stock will be automatically converted into shares of Common Stock with the additional terms of adjustment as described below.

For purposes of the IPO Conversion Ratio, it is assumed that (i) the Private Placement unit purchase price equals the IPO unit purchase price, (ii) the entire purchase price paid for Private Placement units were allocated toward the purchase of the Class A Common Stock and (iii) the entire purchase price to be paid for IPO units will be allocated toward the purchase of Common Stock.

The IPO Conversion Ratio shall be determined based on the following formula:

A + ((A x B) + (A x C)) = D

A.	The number of shares of Class A Common Stock to be converted.**

B.
1.	Ten percent (10%) if the IPO is completed on or prior to November 24, 2010.
2.	Twenty percent (20%) if the IPO is completed after November 24, 2010 but on or prior to November 24, 2011.

C.
The Conversion Ratio shall also be adjusted for increases or decreases in the NMV of the Corporation from the time of the issuance of the Class A Common Stock, upon applying the proceeds from the Private Placement to the acquisition of indium stockpiled (the “Further Adjustment”). The Further Adjustment is calculated as follows:

Total “Further Adjustment” Shares to be issued:

NMV of the Corporation immediately	Minus	NMV of the Corporation after the
receding the IPO Closing*		application of the Private Placement
gross proceeds from the sale of Class
A Common Stock

$5.00 or the IPO Unit Price

* The average indium price used to determine the NMV shall be based on the mid-point of the low and high monthly average prices as published by the Metal Bulletin under the category “Indium Ingots MB free market monthly average in warehouse $ per Kg” for the three (3) month period immediately preceding the Closing date of the IPO

Calculation of “Adjustment Ratio per Private Placement Share”:

Total Further Adjustment Shares to be Issued
	Equals	Adjustment Ratio Per Private
Total Class A Common Shares Outstanding		Placement Share

D.	The shares of Common Stock that the holders of the Class A Common Stock will receive upon conversion in an IPO.

** In the event the unit price of the IPO is not equal to the unit price of the PPM, the corresponding proportionate adjustment will be made to A to reflect the appropriate difference.

c.
Procedural Requirements.  At the Mandatory Conversion Time, each holder of shares of the Class A Stock shall surrender his, her or its certificate or certificates for all such Class A shares as described in (b) above (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, duly executed by the registered holder of by his, her or its attorney duly authorized in writing.  All rights with respect to the Class A Stock converted pursuant to Section 4(a) of this Article Fourth will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time).  The Corporation shall, as soon as practicable after the Mandatory Conversion Time, issue and deliver to such holder of Class A Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.  Such converted Class A Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of Class A Stock accordingly.

d.
Redeemed or Otherwise Acquired Shares.  Any shares of Class A Stock that are redeemed or otherwise acquired by the Corporation shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Class A Stock following redemption.

e.
Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to the holder of shares of Class A Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the GCL, and shall be deemed sent upon such mailing or electronic transmission.

B.
Common Stock.  Subject to the powers, preferences and rights, and qualifications, limitations or restrictions thereof of the Class A Common Stock in Article Fourth (A), the Common Stock shall have the following powers, preferences and rights, and qualifications, limitation or restrictions:

(1)           Dividends.  The holders of the Common Stock shall be entitled to receive, share for share with the holders of the Class A Common Stock, such dividends, if and when declared from time to time by the Board of Directors.  In the event that such dividend is paid in the form of shares of the Corporation, the holders of Common Stock shall receive Common Stock.

(2)           Liquidation.

A.           In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, and the Corporation did not consummate an IPO and the Class A Common Stock was not automatically converted into Common Stock, then the Common Stock holders have no right to receive any assets of the Corporation.

B.           In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, and the Corporation consummated an IPO and the Class A Common Stock were automatically converted into Common Stock, the holders of the Common Stock shall be entitled to receive all the assets of the Corporation of whatever kind available for distribution to stockholders, pro rata based on the number of shares held by each such Common Stock holder, after the rights of the holders of the Preferred Stock, if any, have been satisfied.

(3)           Voting.  Holders of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of stockholders of the Corporation.  Except as otherwise provided by the GCL or in any Preferred Stock Designation, the holders of Common Stock, together with the holders of the Class A Common Stock shall exclusively possess all voting power and shall at all times vote on all matters (including, without limitation, the election of directors.)

C.      Other Matters Affecting Stockholders of Common Stock.

In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock or Common Stock unless the shares of Class A Common Stock and Common Stock at the time outstanding are treated equally and identically, except that such dividends or stock splits or combinations shall be made in respect of shares of Class A Common Stock and Common Stock in the form of shares of Class A Common Stock and Common Stock, respectively.

3.	The certificate of incorporation of the Corporation is hereby amended by deleting Article FIFTH thereof and by substituting in lieu of said Article the following new Article:

FIFTH:
The Corporation’s existence shall terminate on November 24, 2010 (the “Corporation Termination Date”).  This provision may be amended by a vote of the stockholders in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.
The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Ailon Z. Grushkin, its President, on November 23, 2009.

SMG Indium Resources, Ltd.

By:	/s/ Ailon Z. Grushkin
Ailon Z. Grushkin, President